                                                                  EXHIBIT (j)(2)





February 26, 2002


ING Precious Metals Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:   ING Precious Metals Fund, Inc.
      (File Nos. 002-72428 and 811-2881)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 29 to the Registration Statement of ING Precious Metals Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


Very truly yours,


/s/ Dechert